                                  June 22, 2005

Board of Directors
Blonder Tongue Laboratories, Inc.
One Jake Brown Road
Old Bridge, NJ 08857

Re:  Registration Statement on Form S-8

Dear Sirs:

     We have acted as counsel to and for Blonder  Tongue  Laboratories,  Inc., a
Delaware  corporation  (the  "Company"),  in connection with the preparation and filing with the Securities and Exchange  Commission of a registration  statement on Form S-8 (the "Registration Statement"), for the purpose of registering under the  Securities  Act of 1933, as amended,  700,000  shares (the "Shares") of the
Company's  common  stock,  $.001 par value per share (the "Common  Stock").  The
Shares are issuable under the Company's 2005 Employee Equity  Incentive Plan, as amended  ("Employee  Plan"),  and the Company's 2005 Director  Equity  Incentive
Plan,  as amended  ("Director  Plan," and together with the Employee  Plan,  the
"Plans").  Each award made under the Plans will also be subject to the terms and conditions contained in an underlying award agreement ("Award Agreement").

     In our capacity as counsel,  we have been  requested to render the opinions set forth in this letter and, in  connection  therewith,  we have  reviewed  the following documents:  (i) the Registration Statement,  (ii) the Plans, (iii) the
Restated  Certificate  of  Incorporation  of the Company,  certified as true and correct by the  Secretary of State of Delaware and certified by the Secretary of the  Company to have not been  amended  and to be in full force and effect as of the date hereof,  (iv) certain minutes of meetings or unanimous  consents of the
Board of  Directors  and  stockholders  of the  Company,  certified  as true and correct as of the date hereof by the Secretary of the Company, (v) Bylaws of the
Company, certified as true and correct as of the date hereof by the Secretary of the Company, and (vii) a certificate of the Secretary of the Company dated as of the date hereof.

     In  rendering  this  opinion,  we have  assumed  and relied  upon,  without independent  investigation,  (i) the authenticity,  completeness,  truth and due authorization and execution of all documents submitted to us as originals,  (ii)
the genuineness of all signatures on all documents submitted to us as originals, and (iii) the  conformity to the  originals of all documents  submitted to us as certified or photostatic copies.

     The law covered by the opinion expressed herein is limited to the statutes,
judicial  and  administrative   decisions  and  rules  and  regulations  of  the
governmental agencies of the State of Delaware.

     This  opinion  letter is given only with  respect  to laws and  regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur,  whether the same are  retroactively or prospectively  applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

     Based upon, and subject to, the  foregoing,  we are of the opinion that the
Shares, when issued pursuant to and in accordance with the relevant Plan and the underlying Award Agreement  (including receipt of the requisite  consideration), will be validly issued, fully paid and nonassessable.

     We  hereby  consent  to the  use  of  this  opinion  as an  exhibit  to the
Registration Statement and we further consent to the reference to our firm under the  caption  "Interests  of Named  Experts  and  Counsel"  in the  Registration
Statement  and to any  reference  to our firm in the  Registration  Statement as legal  counsel  who have  passed upon the  legality  of the  securities  offered thereby.

                                        Very truly yours,
                                        STRADLEY, RONON, STEVENS & YOUNG, LLP

                                        By:      /s/Gary P. Scharmett
                                                 Gary P. Scharmett, A Partner